UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2012 (February 6, 2012)

AmREIT MONTHLY INCOME & GROWTH FUND III, LTD.

(Exact Name of Registrant as Specified in Charter)

Texas	000-52619	20-2964630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Greenway Plaza, Suite 1000, Houston, Texas		77046
(Address of Principal Executive Offices)		(Zip Code)

(713) 850-1400

(Registrant's telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01   Entry into a Material Definitive Agreement.

The information set forth below in Item 2.04 is incorporated by reference into this Item 1.01.

Item 1.02.   Termination of a Material Definitive Agreement.

On February 6, 2012, the Olmos Creek Shopping Center Management and Leasing Agreement (the “Agreement”) dated January 26, 2007 between AmREIT Olmos Creek, LP and AmREIT Realty Investment Corporation (“ARIC”) was terminated. AmREIT Olmos Creek, LP is a wholly-owned subsidiary of AmREIT Monthly Income and Growth Fund III, Ltd. (“MIG III”).

Under the terms of the Agreement, AmREIT Olmos Creek, LP delegated to ARIC the authority to manage and operate the Olmos Creek shopping center and to lease any and all space within the Olmos Creek shopping center. Pursuant to the Agreement, AmREIT Olmos Creek, LP paid ARIC a leasing fee and a management fee. The Agreement was terminated upon the entry into the settlement agreement with respect to the Olmos Creek property, as described below under Item 2.04, which resulted in the acquisition of the property by Q Olmos Creek Property, LLC, the holder of the mortgage on the Olmos Creek property.

Item 2.01.   Completion of Acquisition or Disposition of Assets.

The information set forth in Item 2.04 is incorporated by reference into this Item 2.01.

Item 2.04.   Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Olmos Creek, LP (the “Borrower”), a wholly-owned subsidiary of MIG III, had an $11.2 million mortgage (the “Mortgage Loan”) with an annual interest rate of 6.02% with NLI Commercial Mortgage Fund, LLC (the “Original Lender”). The Mortgage Loan financed the Borrower’s Olmos Creek property, which is a 102,178 square foot retail shopping center located in San Antonio, Texas. The Mortgage Loan was secured by the Olmos Creek property and any leases on the property. This debt was non-recourse; however, the Original Lender could take possession of the Olmos Creek property as full settlement of the debt. Additionally, MIG III guaranteed the payment of the Mortgage Loan.

The loan matured unpaid on November 1, 2011, followed by a series of discussions between the Borrower and the Original Lender to refinance or extend the debt. On December 22, 2011, we were notified that the Original Lender sold the Mortgage Loan to Q Olmos Creek Property, LLC (the “Lender”). On February 6, 2012, the Borrower and MIG III, as guarantor, entered into a settlement agreement with the Lender (the “Settlement Agreement”), pursuant to which the Olmos Creek property was transferred to the Lender in exchange for a release of substantially all obligations under the Mortgage Loan.

As of February 6, 2012, the outstanding balance of the Mortgage Loan was approximately $11.2 million, which included the remaining unpaid principal of the Mortgage Loan, interest then accrued and all other indebtedness. There is no material relationship between the Lender and MIG III or any of its affiliates, other than in respect of the transaction, or any director or officer of MIG III, or any associate of such director or officer.

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As disclosed in MIG III’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, MIG III reviews for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through operations. As of September 30, 2011, due to the uncertainty of the Borrower’s future ability to continue to retain and operate the Olmos Creek property, MIG III had conducted an impairment test on the Olmos Creek property. MIG III determined that this property was impaired based upon its estimate of the fair value of the Olmos Creek property, if sold, which was $9.6 million. Accordingly, MIG III recorded an impairment of approximately $2.1 million. Because the Lender is taking possession of the Olmos Creek property as full settlement of the debt, MIG III would expect to record a gain on extinguishment of debt of approximately $1.6 million.

The description of the Settlement Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement, attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Settlement Agreement by and among AmREIT Olmos Creek, LP, as Borrower, AmREIT Monthly Income and Growth Fund III, Ltd., as Guarantor and Q Olmos Creek Property, LLC, as Lender, dated February 6, 2012

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmREIT Monthly Income & Growth Fund III, Ltd.

	By:	AmREIT Monthly Income & Growth III Corporation, its General Partner

Date: February 10, 2012	By:	/s/ Chad C. Braun
Chad C. Braun Executive Vice President, Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Settlement Agreement by and among AmREIT Olmos Creek, LP, as Borrower, AmREIT Monthly Income and Growth Fund III, Ltd., as Guarantor and Q Olmos Creek Property, LLC, as Lender, dated February 6, 2012

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